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             TO AMEND AND RESTATED CREDIT AND SECURITY AGREEMENT

                                 REVOLVING NOTE
$15,000,000.00                                            Minneapolis, Minnesota
                                                                  April 18, 1997

For value received, the undersigned, The Sportsman's Guide, Inc., a Minnesota corporation (the "Borrower"), hereby promises to pay on May 31, 2000 to the order of Norwest Business Credit, Inc., a Minnesota corporation (the "Lender"), at its main office in Minneapolis, Minnesota, or at any other place designated at any time by the holder hereof, in lawful money of the United States of America and in immediately available funds, the principal sum of Fifteen Million and 00/100 Dollars ($15,000,000.00) or, if less, the aggregate unpaid principal amount of all advances made by the Lender to the Borrower pursuant to that certain Amended and Restated Credit and Security Agreement (as the same may be amended and/or restated from time to time, the "Credit Agreement") of even date herewith by and between the Lender and the Borrower, together with interest on the principal amount hereunder remaining unpaid from time to time, computed on the basis of the actual number of days elapsed and a 360-day year, from the date hereof until this Note is fully paid at the rate from time to time in effect under the Credit Agreement. The principal hereof and interest accruing thereon shall be due and payable as provided in the Credit Agreement. This Note may be prepaid only in accordance with the Credit Agreement.

This Note is issued pursuant, and is subject to, the Credit Agreement, which provides, among other things, for acceleration hereof. This Note is the Note referred to in the Credit Agreement.

This Note is secured, among other things, pursuant to the Credit Agreement and the Security Documents as therein defined, and may now or hereafter be secured by one or more other security agreements, mortgages, deeds of trust, assignments or other instruments or agreements.

The Borrower hereby agrees to pay all costs of collection, including attorneys' fees and legal expenses in the event this Note is not paid when due, whether or not legal proceedings are commenced.

Presentment or other demand for payment, notice of dishonor and protest are expressly waived.

This Note is issued in substitution for, and not in payment or satisfaction of, that certain Revolving Note dated October 18, 1996, executed by the Borrower and payable to the order of the Lender in the maximum principal amount of $11,500,000.

    THE SPORTSMAN'S GUIDE, INC.

    By:   Charles Lingen
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         Its:   Secretary
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